UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2006

TO OUR STOCKHOLDERS:

We will hold our 2006 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, May 15, 2006 at 4:30 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To elect eight directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006; and

(3)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 23, 2006 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2005 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl
Vice President, General Counsel and
Secretary

El Segundo, California

April 7, 2006

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2006 annual meeting of stockholders, which we will hold on Monday, May 15, 2006 at 4:30 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 23, 2006. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872. This proxy statement is being initially distributed to stockholders on or about April 13, 2006.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is not revoked will be voted at the meeting:

•	For each nominee to our Board of Directors;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006; and

•	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 103,270,000 shares of common stock outstanding and approximately 3,900 stockholders of record. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a plurality of the votes cast, which means that the eight nominees with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006 requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions with respect to a proposal will be treated as votes against the proposal. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Adjustments for Stock Split

Except as otherwise specifically noted herein, all share numbers and per-share data contained in this proxy statement prior to 2005 have been adjusted to retroactively reflect the effects of a three-for-two stock split of our common stock in the form of a stock dividend that was approved by our Board of Directors in May 2004. Our common stock began trading on a post-split basis on June 16, 2004.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder Communications Inc., or Georgeson, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $9,500 plus reimbursement for out-of-pocket expenses incurred during the solicitation. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect eight directors to serve until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified. Seven of the eight directors have been determined to be independent under the listing standards of the New York Stock Exchange (the “NYSE”). Please see the section titled “Director Independence” below for more information. The Nominating and Governance Committee of our Board of Directors has recommended, and our Board of Directors has nominated, Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, M.D., Kent J. Thiry and Richard C. Vaughan for election as directors. All of these individuals are currently members of our Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors

Name	Age	Position
Nancy-Ann DeParle	49	Director
Richard B. Fontaine	62	Director
Peter T. Grauer	60	Lead Independent Director
C. Raymond Larkin, Jr.	57	Director
John M. Nehra	57	Director
William L. Roper, M.D.	57	Director
Kent J. Thiry	50	Chairman of the Board and Chief Executive Officer
Richard C. Vaughan	56	Director

Nancy-Ann DeParle has been one of our directors since May 2001. Since February 2001, Ms. DeParle has been a senior advisor to JPMorgan Partners, LLC, a private equity firm, and since June 2001 an adjunct professor at the Wharton School of the University of Pennsylvania. Ms. DeParle served as the Administrator of the Centers for Medicare and Medicaid Services, or CMS, formerly the Health Care Financing Administration, from November 1997 until October 2000. From 1993 until joining CMS, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. She is a member of the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues, a trustee of the Robert Wood Johnson Foundation and a director of the National Quality Forum. Ms. DeParle is also a director of Cerner Corporation, Guidant Corporation and Triad Hospitals, Inc.

Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster

College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he was senior vice president of CR&R Incorporated. From 1984 to 1988, he was vice president, business development, of Caremark, Inc.

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its president, chief executive officer and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners.

C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been managing director of Group Outcome LLC since June 1998. From August 2002 to December 2005, Mr. Larkin served as chairman of the board and chief executive officer of Eunoe Inc. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Align Technology, Inc.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Aradigm Corporation.

William L. Roper, M.D. has been one of our directors since May 2001. In March 2004, Dr. Roper became chief executive officer of the University of North Carolina, or UNC, Health Care System, Dean of the UNC School of Medicine and Vice Chancellor for Medical Affairs of UNC. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper is also chairman of the board of the National Quality Forum, a director of Delhaize Group and a trustee of the Robert Wood Johnson Foundation.

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry is also a director of Varian Medical Systems, Inc.

Richard C. Vaughan has been one of our directors since May 2005. Mr. Vaughan served as executive vice president of Lincoln Financial Group from 1995 until his retirement in April 2005 and served as chief financial officer from June 1992 to April 2005. Mr. Vaughan is also a director of The Bank of New York Company, Inc. and the YMCA of Philadelphia and Vicinity.

Director Independence

Under the listing standards of the NYSE, a majority of the members of our Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies under the NYSE listing standards unless the

Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Thiry, are independent under the NYSE listing standards. Each member of the committees of the Board of Directors meets the independence requirements applicable to those committees. In making such determinations the Board of Directors considered the following relationships as well as certain other relationships between non-management directors that did not involve the company and any of its executive officers and determined that none of such relationships was a material relationship that would impair the independence from management of any such individual: Mr. Fontaine made a charitable contribution to the KT Family Foundation, a 501(c)(3) tax exempt private foundation funded in part by Mr. Thiry which provides educational grants to children and grandchildren of our teammates, Mr. Vaughan and Mr. Thiry both previously served together on the board of Oxford Health Plans, Inc. for approximately one year, and Mr. Fontaine and Mr. Thiry each hold an investment interest in NEA Partnerships, an entity for which Mr. Nehra is a general partner.

Meetings of Non-management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. The lead independent director is responsible for, among other things, presiding over all executive sessions of the Board of Directors and related activities. Mr. Grauer serves as our lead independent director.

Communications with the Board of Directors

Any stockholder who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector.grauer@davita.com. In addition, any stockholder who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Secretary, DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. Copies of any such written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Mr. Thiry, attended the meeting.

Information Regarding our Board of Directors and its Committees

Our Board of Directors met six times during 2005. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2005. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. Our corporate governance guidelines are available on our website, located at http://www.davita.com. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

In 2005, our Audit Committee consisted of Mr. Larkin, Mr. Vaughan and Ms. DeParle. In addition, Mr. Nehra served on our Audit Committee in 2005 until June 16, 2005. Mr. Larkin was the chair of the Audit Committee until June 16, 2005 at which time Mr. Vaughan became the chair of the Audit Committee. Our Board of Directors has determined that Mr. Larkin and Mr. Vaughan each qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE. Our Board of Directors has adopted a written charter for our Audit Committee. The charter can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com, and is included with this proxy statement as Appendix A. Our Audit Committee (a) monitors the integrity of our financial statements and financial reporting process, systems of accounting internal controls and disclosure controls and procedures, and financial reporting legal and regulatory compliance, (b) appoints our independent registered public accounting firm, which is ultimately accountable to our Audit Committee and our Board of Directors, (c) monitors the independence and performance of our independent registered public accounting firm and internal auditing department, and (d) provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and our Board of Directors. The Audit Committee must also pre-approve audit and all other services performed by the independent registered public accounting firm. Our pre-approval policy is available on our website, located at http://www.davita.com. The Audit Committee met ten times during 2005, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial statements. The Audit Committee met with the independent registered public accounting firm without management present on five occasions in 2005.

Compensation Committee

In 2005, our Compensation Committee consisted of Mr. Fontaine, Mr. Nehra and Mr. Grauer. Mr. Fontaine was the chair of the Compensation Committee until March 30, 2005 at which time Mr. Nehra became the chair of the Compensation Committee. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Internal Revenue Service Regulations. Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions and specific recommendations regarding their compensation to the Board of Directors, or in the case of the chief executive officer, the independent directors acting as a committee of the Board, with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The Compensation Committee met five times during 2005. The charter of the Compensation Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Nominating and Governance Committee

Generally, our Nominating and Governance Committee consists of all of our independent directors. In 2005, our Nominating and Governance Committee consisted of Mr. Grauer, Ms. DeParle, Mr. Fontaine, Mr. Larkin, Mr. Nehra, Dr. Roper and Mr. Vaughan. Our lead independent director, Mr. Grauer, is the chair of the Nominating and Governance Committee. The charter of the Nominating and Governance Committee and our corporate governance guidelines can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re-examine the status quo. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. The Nominating and Governance Committee met two times during 2005. In March 2006, the committee recommended the candidates standing for election at the 2006 annual meeting of stockholders.

Compliance Committee

In 2005, our Compliance Committee consisted of Dr. Roper, Ms. DeParle and Mr. Grauer with Dr. Roper serving as chair. In addition, Mr. Larkin was a member of the Compliance Committee in 2005 until June 16, 2005. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE. Our Compliance Committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the Audit Committee, and the steps management is taking to monitor, control and report risk exposures. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met seven times during 2005. At least one member of our Audit Committee also serves on our Compliance Committee. The charter of the Compliance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Public Policy Committee

In 2005, our Public Policy Committee consisted of Ms. DeParle and Dr. Roper, with Ms. DeParle serving as the chair. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met four times during 2005. The charter of the Public Policy Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Clinical Performance Committee

In 2005, our Clinical Performance Committee consisted of Dr. Roper, Mr. Fontaine and Mr. Nehra with Dr. Roper serving as the chair. In addition, Michele J. Hooper was a member of the Clinical Performance Committee until her resignation on June 16, 2005. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical Performance Committee met four times during 2005. The charter of the Clinical Performance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Compensation of Directors

Directors who are our employees or officers do not receive compensation for service on our Board of Directors or any committee of the Board of Directors. Each of our directors who is not one of our officers or employees is entitled to receive a retainer of $24,000 per year, paid quarterly in arrears (half in cash and half in restricted stock units that must be held for one year from the date of grant), and additional compensation of $4,000 for each Board of Directors meeting attended in person and $2,000 for each meeting held via telephone conference that lasts more than one and one half hours. For committee meetings, additional compensation of

$2,000 per meeting is paid for each meeting attended in person, for each meeting held via telephone that lasts more than one hour and for telephonic meetings of the Audit Committee related to quarterly earnings releases, except that the meeting fee is $1,500 for members of the Public Policy and Clinical Performance Committees and $2,500 for the chairs of these two committees. Prior to March 30, 2005, no committee meeting fees were paid for meetings of the Compensation Committee held on the same day as regular Board of Directors meetings. Effective March 30, 2005, committee meeting fees are paid for all committee meetings held on the same day as regular Board of Directors meetings, other than meetings of the Nominating and Governance Committee.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive an additional retainer of $20,000 per year, paid quarterly in arrears (half in cash and half in restricted stock units that must be held for one year from the date of grant). If the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, he or she will only receive a total additional retainer of $20,000 (not $40,000) per year. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or any committee thereof and other company business.

In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 12,000 shares of our common stock each time he or she is elected to serve on our Board of Directors by our stockholders. These options are granted on the date of our annual meeting of stockholders, have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change in control, and expire five years after the date of grant.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive additional options to purchase 6,000 shares of our common stock for each year of service in these roles. These options are granted on the date of our annual meeting of stockholders, have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest in full on the date of the following annual meeting of stockholders, with acceleration of vesting upon a change in control, and expire five years after the date of the grant. Vesting of these options continues so long as the director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. In addition to these options, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receives additional restricted stock units of 1,500 shares that are granted on the date of our annual meeting of stockholders and that vest one year after the date of grant. If the lead independent director also serves as a committee chair, he or she will not receive an additional option grant or grant of restricted stock units.

Each new member of our Board of Directors who is not one of our employees or officers receives a one-time grant of options to purchase 15,000 shares of our common stock that is granted upon initial appointment to our Board of Directors, with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, that vests over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change of control and that expires five years after the date of grant.

In accordance with the foregoing, in 2005 Ms. DeParle and Mr. Nehra each received options to purchase 12,000 shares of our common stock; Mr. Vaughan received options to purchase 15,000 shares of our common stock; and Mr. Fontaine, Mr. Grauer, Mr. Larkin and Dr. Roper each received options to purchase 18,000 shares of our common stock and 1,500 restricted stock units.

Board of Directors Share Ownership Policy

We have a share ownership policy which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested, unexercised stock options and vested restricted stock units are counted in determining compliance with the policy. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member in excess of $100,000; or

•	five times the annual Board of Directors retainer of $24,000, or $120,000.

Each of the members of the Board of Directors standing for re-election meets these share ownership guidelines as of March 1, 2006. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described in the executive compensation section of this proxy statement and meets the guidelines set forth in that policy.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of KPMG LLP are not expected to attend the annual meeting in person, but will be available by teleconference to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2006. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2005, we entered into an agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for the company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions. The following table sets forth the aggregate fees billed to the company for the years ended December 31, 2005 and 2004 by KPMG LLP, the company’s independent registered public accounting firm:

	2005	2004
Audit fees (1)	$2,174,500	$1,150,000
Audit-related fees (2)	289,300	148,600
Tax fees (3)	30,400	44,300
All other fees (4)	—	23,900

	$2,494,200	$1,366,800

(1)	Includes aggregate fees for the audit of our consolidated financial statements, which included KPMG LLP’s attestation report on management’s assessment of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of our reports on Form 10-Q and other SEC filings.
(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including fees for KPMG LLP’s services as an independent review organization for our subsidiary, DVA Renal Healthcare, Inc. (formerly known as Gambro Healthcare, Inc.) of $240,000 and audits of employee benefit plans. The independent review organization is a requirement of the corporate integrity agreement entered into by DVA Renal Healthcare, Inc. with the Department of Health and Human Services in connection with the settlement agreement that DVA Renal Healthcare, Inc. entered into with the Department of Justice in December 2004. One requirement of the corporate integrity agreement is for DVA Renal Healthcare, Inc. to engage an independent review organization to conduct an annual review of, among other things, certain of its reimbursement claims. We hired KPMG LLP to be the independent review organization.
(3)	Includes fees for professional services rendered for tax advice and tax planning. None of these fees were for tax compliance or tax preparation services.
(4)	Includes fees for products and services other than those described in the other three categories, principally related to benefit plan testing.

Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is required to pre-approve the audit, audit-related, tax and all other services in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by KPMG LLP and is available on our website, located at http://www.davita.com. The Audit Committee pre-approved all such services in 2005 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2006 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Capital Group International, Inc. (2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	8,251,480	8.0%
FMR Corp. (3) 82 Devonshire Street Boston, Massachusetts 02109	7,065,949	6.9%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, Maryland 21202	5,595,183	5.4%
Kent J. Thiry (5)	1,421,252	1.4%
Gary W. Beil (6)	42,550	*
Dennis L. Kogod	—	*
Thomas L. Kelly	4,500	*
Charles J. McAllister (7)	22,249	*
Joseph C. Mello (8)	240,625	*
Christopher J. Riopelle	—	*
Joseph Schohl (9)	2,800	*
Thomas O. Usilton, Jr. (10)	2,700	*
Nancy-Ann DeParle (11)	8,557	*
Richard B. Fontaine (12)	18,526	*
Peter T. Grauer (13)	46,945	*
C. Raymond Larkin Jr. (14)	92,413	*
John M. Nehra (15)	73,384	*
William L. Roper (16)	7,652	*
Richard C. Vaughan (17)	258	*
All directors and executive officers as a group (16 persons) (18)	1,984,411	1.9%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.
(2)	Based upon information contained in a Schedule 13G filed with the SEC on February 9, 2006. Capital Group International, Inc. (CGII) is the parent holding company of a group of investment management companies that hold investment power, and in some cases, voting power over the shares reported by CGII. CGII does not have investment power or voting power over the shares reported but may be deemed to be the beneficial owner of 8,251,480 shares with sole power to vote 6,310,930 shares and sole power to dispose of all 8,251,480 shares. Capital Guardian Trust Company, a wholly owned subsidiary of CGII, serves as the investment manager of various institutional accounts and is deemed to be the beneficial owner of 6,994,280 shares with sole power to vote 5,218,430 shares and sole power to dispose of all 6,994,280 shares.
(3)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2006. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity

Management & Research Company, beneficial owner of 5,973,321 shares; Fidelity Management Trust Company, beneficial owner of 676,544 shares; and Fidelity International Limited, beneficial owner of 415,944 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and his and Abigail Johnson’s ownership of FMR Corp., they may be deemed to have the sole power to dispose of the 5,973,321 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of 676,544 shares and the sole power to vote 633,805 shares owned by Fidelity Management Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited, he may be deemed to have the sole power to dispose of and vote the 415,944 shares owned by Fidelity International Limited.

(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2006. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 22,743 shares held in a family trust and 1,279,944 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 14,461 vested but unissued restricted stock units.
(6)	Includes 38,125 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006.
(7)	Includes 21,250 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006.
(8)	Includes 240,625 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006.
(9)	Includes 2,800 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006.
(10)	Includes 2,700 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006.
(11)	Includes 6,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 262 vested but unissued restricted stock units.
(12)	Includes 9,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 1,821 vested but unissued restricted stock units.
(13)	Includes 36,001 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 1,980 vested but unissued restricted stock units.
(14)	Includes 84,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 1,876 vested but unissued restricted stock units.
(15)	Includes 35,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 421 vested but unissued restricted stock units.
(16)	Includes 1,980 vested but unissued restricted stock units.
(17)	Includes 258 vested but unissued restricted stock units.
(18)	All directors and executive officers in office on March 1, 2006. Includes 1,755,445 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, March 1, 2006 and 23,059 vested but unissued restricted stock units.

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	50	Chairman of the Board and Chief Executive Officer
Gary W. Beil	54	Vice President and Controller
Thomas L. Kelly	54	Executive Vice President and acting Chief Financial Officer
Dennis L. Kogod	46	President-West
Charles J. McAllister, M.D.	58	Chief Medical Officer
Joseph C. Mello	47	Chief Operating Officer
Christopher J. Riopelle	36	Chief Compliance Officer
Joseph Schohl	37	Vice President, General Counsel and Secretary
Thomas O. Usilton, Jr.	54	Group Vice President

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled “Information Concerning Members of Our Board of Directors.”

Gary W. Beil became our vice president and controller in November 1999. Mr. Beil served as our interim chief financial officer from February 2004 to November 2004 and is expected to serve in such capacity again effective May 2006 upon the effectiveness of the resignation of Mr. Kelly as acting Chief Financial Officer. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including corporate vice president and controller from March 1996 to March 1999.

Thomas L. Kelly became our executive vice president in October 2004 and our acting chief financial officer in April 2005. From 1994 until joining us, Mr. Kelly served as the president and chief executive officer of Mercy Health Plans, Inc., a licensed health maintenance organization operating in Illinois, Missouri and Texas. Mr. Kelly currently serves as a director of Fidelis Care New York, a provider-sponsored non-profit healthcare plan operating exclusively in New York. Mr. Kelly resigned from the company effective on or about May 15, 2006.

Dennis L. Kogod became our president-west in October 2005. From January 2004 until joining us, Mr. Kogod served as president and chief operating officer-west of Gambro Healthcare, Inc., which we acquired in October 2005. From July 2000 to January 2004, Mr. Kogod served as president, west division of Gambro Healthcare, Inc. From June 1999 to July 2000, Mr. Kogod was president of Teleflex Medical Group, a medical OEM manufacturer of medical delivery systems. From January 1996 to June 1999, Mr. Kogod was corporate vice president of Teleflex Surgical Group, a surgical device and service organization. Mr. Kogod serves on the board of directors of Arbios Systems, Inc., a medical device and cell based therapy company.

Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro Healthcare, Inc. acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro Healthcare, Inc. until December 1998.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer-southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989. Mr. Mello is a director of Radiologix, Inc.

Christopher J. Riopelle became our chief compliance officer in October 2005. From October 2003 until joining us, Mr. Riopelle served as senior vice president and chief compliance officer of Gambro Healthcare, Inc.

which we acquired in October 2005. From June 2001 to October 2003, Mr. Riopelle served as chief privacy officer of Gambro Healthcare, Inc. From May 1999 to June 2001, Mr. Riopelle worked in the healthcare consulting practice of Pricewaterhouse Coopers, LLP. From August 1995 until joining Pricewaterhouse Coopers, Mr. Riopelle held a variety of positions, including director, administrative services, at GeriMed of America, Inc., a privately-held physician practice management and medical management company.

Joseph Schohl became our vice president, general counsel and secretary in November 2004. From 1998 until joining us, Mr. Schohl served as legal counsel to Baxter International Inc., a global medical products and services company. From January 2004 until joining us, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business, and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, he was an attorney at the law firms of Sidley Austin LLP and Milbank, Tweed, Hadley & McCloy.

Thomas O. Usilton, Jr. became our group vice president in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his CIGNA Corporation employment, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2005, except that the Initial Statement of Beneficial Ownership of Securities on Form 3 for Mr. Usilton was not timely filed and a gift of shares of our common stock by Mr. Beil was not timely reported, in each case due to an administrative error on our part.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and arrangements as of December 31, 2005, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the separate deferred stock unit arrangements. The material terms of each of these plans and arrangements are described in the notes to the December 31, 2005 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2005. Each of these plans was approved by our stockholders, other than the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the RTC Plan and the separate deferred stock unit arrangements, which were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	7,570,679	$28.67	12,001,830	19,572,509
Equity compensation plans not requiring stockholder approval	2,251,780	$15.03	214,589	2,466,369

Total	9,822,459	$25.54	12,216,419	22,038,878

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2005 of our chief executive officer and our four most highly compensated executive officers other than our chief executive officer (each, a “named executive officer”) at December 31, 2005.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Other Annual Compen- sation ($)		Restricted Stock Award(s) ($) (1)		Securities Underlying Options (#)		LTIP Payouts ($)	All Other Compen- sation ($)
Kent J. Thiry	2005	758,468	1,900,066		360,339	(2)	—	(3)(4)	600,000	(4)	—	—
Chairman of the Board and Chief Executive Officer	2004 2003	650,000 640,385	1,975,000 750,000		233,557 212,562	(2) (2)	— 1,127,500	(5)	600,000 450,000		— —	— 1,850	(6)

Joseph C. Mello	2005	499,990	750,066		—		—	(7)(8)	300,000	(8)	—	—
Chief Operating Officer	2004 2003	473,075 383,616	400,000 450,000		19,100 —	(9)	— 422,800	(10)	243,750 225,000		— —	— 1,050	(6)

Thomas L. Kelly	2005	450,000	395,000	(11)	—		—	(12)	—		—	—
Executive Vice President and acting Chief Financial Officer	2004 2003	242,308 —	111,120 —	(13)	63,543 —	(14)	1,180,000 —	(15)	187,500 —		— —	— —

Thomas O. Usilton, Jr.	2005	350,000	1,197,000	(16)	—		—		40,000		—	—
Group Vice President	2004	121,154	243,000	(17)	—		432,000	(18)	50,000		—	—
	2003	—	—		—		—		—		—	—

Joseph Schohl	2005	240,000	602,000	(19)	—		—		20,000		—	—
Vice President, General	2004	20,308	141,428	(20)	—		206,250	(21)	60,000		—	—
Counsel & Secretary	2003	—	—		—		—		—		—	—

(1)	Bonuses are reported for the year with respect to which they were earned, regardless of when such bonus is paid. Bonuses are paid in cash, restricted stock units or a combination of cash and restricted stock units. The cash component of a bonus is included under the Bonus column and the restricted stock unit component of a bonus is included, together with other restricted stock unit awards, under the Restricted Stock Awards column.
(2)	Mr. Thiry commutes long-distance from his home in northern California to the company’s executive offices in El Segundo, California, and, although these trips are for business purposes, the costs associated with them are treated as compensation to Mr. Thiry. The aggregate amounts shown include $345,639, $216,307, and $200,262, reflecting the incremental cost to the company of use of an aircraft leased by the company for the years 2005, 2004, and 2003, respectively, and $14,700, $17,250, and $12,300, reflecting the incremental cost to the company of lodging and an annual automobile allowance for the years 2005, 2004 and 2003, respectively, in each case primarily related to the expenses associated with Mr. Thiry’s long-distance commute. The value of these services are included in Mr. Thiry’s personal income as required by applicable income tax regulations. As part of his aggregate compensation package, Mr. Thiry is authorized by the Compensation Committee to use the leased aircraft for a fixed number of hours per year for personal use. For any trips that would not have been made for business reasons alone, Mr. Thiry uses a portion of his fixed hours to fund the personal component that is unrelated to business or long-distance commuting. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, he would be required to compensate the company, although this has never been the case.
(3)	As of December 31, 2005, Mr. Thiry held 106,505 restricted stock units valued at $5,393,413 based on the closing price of our common stock on the NYSE on December 30, 2005.
(4)	In March 2006, the compensation committee approved an award under the Executive Incentive Plan for 2005 performance of an additional 600,000 equity units to be allocated between options and restricted stock units which will be subject to future vesting; however, the allocation of these units has not yet been determined and therefore such units have not been granted and are not reflected in the table above.

(5)	Consists of 37,500 restricted stock units granted on March 24, 2004, in recognition of 2003 performance, which vest in three equal annual installments beginning on March 24, 2007. The value of such units is based on the closing price of our common stock on the NYSE on March 24, 2004.
(6)	Consists of contributions to our profit sharing plan.
(7)	As of December 31, 2005, Mr. Mello held 101,335 restricted stock units valued at $5,131,604 based on the closing price of our common stock on NYSE December 30, 2005.
(8)	In March 2006, the compensation committee approved an award under the Executive Incentive Plan for 2005 performance of an additional 300,000 equity units to be allocated between options and restricted stock units which will be subject to future vesting; however, the allocation of these units has not yet been determined and therefore such units have not been granted and are not reflected in the table above.
(9)	Consists of $19,100 reflecting the incremental cost to the company of personal use of aircraft leased by the company.
(10)	Consists of 14,062 restricted stock units granted on March 24, 2004, in recognition of 2003 performance, which vest in three equal annual installments beginning on March 24, 2007. The value of such units is based on the closing price of our common stock on the NYSE on March 24, 2004.
(11)	Includes a $100,000 housing bonus and a $100,000 special bonus earned in 2005 relating to the acquisition of DVA Renal Healthcare, Inc.
(12)	As of December 31, 2005, Mr. Kelly held 37,500 restricted stock units valued at $1,899,000 based on the closing price of our common stock on the NYSE December 30, 2005.
(13)	Mr. Kelly’s employment commenced in June 2004 and his bonus represents an amount for the portion of the year that he was employed with the company.
(14)	Consists of a relocation allowance.
(15)	Consists of 37,500 restricted stock units granted on June 7, 2004, which vest in three equal annual installments beginning on June 7, 2007. The value of such units is based on the closing price of our common stock on the NYSE on June 7, 2004.
(16)	Includes $1,000,000 reflecting a special bonus earned in 2005 relating to the completion of the acquisition of DVA Renal Healthcare, Inc. with one-half of such bonus vesting in $125,000 increments payable on each of the first, second, third and fourth anniversary dates of the acquisition beginning on October 5, 2006, provided that Mr. Usilton is an employee of the company as of each such anniversary date. Consequently, only $500,000 of this special bonus has been actually paid to Mr. Usilton to date and payment of the remainder will occur only if the vesting requirements are met.
(17)	Mr. Usilton’s employment commenced in August 2004, and his bonus represents a $103,000 signing bonus and a $140,000 annual bonus for the portion of the year that he was employed with the company.
(18)	Consists of 15,000 restricted stock units granted on August 16, 2004, which vest in three equal annual installments beginning on August 16, 2007. The value of such units is based on the closing price of our common stock on the NYSE on August 16, 2004. As of December 31, 2005, Mr. Usilton held 15,000 restricted stock units valued at $759,600 based on the closing price of our common stock on the NYSE December 30, 2005.
(19)	Includes $500,000 reflecting a special bonus earned in 2005 relating to the completion of the acquisition of DVA Renal Healthcare, Inc. with one-half of such bonus vesting in $125,000 increments payable on each of the first and second anniversary dates of the acquisition beginning on October 5, 2006, provided that Mr. Schohl is an employee of the company as of each such anniversary date. Consequently, only $250,000 of this special bonus has been actually paid to Mr. Schohl to date and payment of the remainder will occur only if the vesting requirements are met.
(20)	Mr. Schohl’s employment commenced in November 2004, and his bonus represents a $41,428 signing bonus and a $100,000 annual bonus for the portion of the year he was employed by the company.
(21)	Consists of 6,250 restricted stock units granted on November 18, 2004, which vest in three annual installments beginning on November 18, 2007. The value of such units is based on the closing price of our common stock on the NYSE on November 18, 2004. As of December 31, 2005, Mr. Schohl held 6,250 restricted stock units valued at $316,500 based on the closing price of our common stock on the NYSE on December 30, 2005.

The following table sets forth information concerning options granted to each of the named executive officers during 2005:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
Kent J. Thiry	600,000	(1)	21.5%	46.00	09/22/2010	7,167,960
Joseph C. Mello	300,000	(1)	10.7%	46.00	09/22/2010	3,583,980
Thomas O. Usilton, Jr.	40,000	(1)	1.4%	46.00	09/22/2010	477,864
Joseph Schohl	20,000	(1)	0.7%	46.00	09/22/2010	238,932

(1)	These nonqualified stock options vest 50% on March 30, 2007 and 8.33% every four months thereafter until fully vested on March 30, 2009.
(2)	The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) an expected option life of three years from the date of grant; (c) an average risk-free interest rate of 4.07% per annum; (d) average volatility of 27.0%; and (e) a dividend yield of 0%. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2005:

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

	Shares Acquired On Exercise(#)	Value Realized($) (1)	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable (2)
Kent J. Thiry	787,500	22,104,990	1,249,944/2,070,000	50,979,107/47,036,804
Joseph C. Mello	225,000	7,071,184	187,500/ 806,250	6,982,500/16,027,247
Thomas L. Kelly	46,875	948,192	— / 140,625	— / 2,696,245
Thomas O. Usilton, Jr.	—	—	12,500/ 77,500	273,000/ 1,004,600
Joseph Schohl	—	—	15,000/ 65,000	264,600/ 886,600

(1)	Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the New York Stock Exchange or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares of common stock purchased.
(2)	Year-end value is determined by subtracting the exercise price from the fair market value of $50.64 per share, the closing price for our common stock on December 30, 2005 on the NYSE, and multiplying the remainder by the number of underlying shares of common stock.

Employment Agreements

On October 18, 1999, we entered into an employment agreement with Mr. Thiry. This agreement was subsequently amended on May 20, 2000, November 28, 2000, and March 30, 2005. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Thiry will be entitled to a lump sum payment equal to 2.99 times the sum of his then-current base salary and average bonus. Any additional compensation payable to Mr. Thiry upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code. Mr. Thiry’s employment agreement is currently being amended; however, the terms of such amendment have not yet been finalized.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Mello is entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or Board of Directors or the Compensation Committee. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Mello will be entitled to a lump sum payment of his then-current base salary and a lump sum payment equal to two times the sum of the normal bonus he received for the immediately preceding calendar year. Any additional compensation payable to Mr. Mello upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On June 7, 2004, we entered into an employment agreement with Mr. Kelly. This agreement provides for employment at will, with either party permitted to terminate the agreement at any time with or without cause, subject to notice requirements. Mr. Kelly is entitled to receive an annual discretionary performance bonus, with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Kelly will be entitled to receive his base salary for the two-year period following his termination. Any additional compensation payable to Mr. Kelly upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On August 16, 2004, we entered into an employment agreement with Mr. Usilton. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Usilton is entitled to receive an annual discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee. Mr. Usilton is also entitled to receive a discretionary bonus of up to $300,000, with the actual amount to be decided by our chief executive officer, subject to Mr. Usilton’s right to appeal any such decision to the Compensation Committee. In the event of a constructive discharge following a change in control or termination for any reason other than for death, material cause or disability following a change of control, or in the event of termination following a change in management during the first two years of Mr. Usilton’s employment, Mr. Usilton will be entitled to receive a lump sum payment equal to two times his base salary in effect as of the date of the termination. Any additional compensation payable to Mr. Usilton upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On November 18, 2004, we entered into an employment agreement with Mr. Schohl. This agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Schohl is entitled to receive an annual discretionary performance bonus with the actual amount to be decided by our chief executive officer and/or the Board of Directors or the Compensation Committee. In the event of termination for any reason other than for material cause or disability, or if Mr. Schohl resigns following a constructive discharge or good cause event, he will be entitled to receive his base salary for the two-year period following termination. Any additional compensation payable to Mr. Schohl upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

Management Share Ownership Policy

We have a share ownership policy which applies to all members of our management team at the vice president level and above. The purpose of the policy is to encourage our senior management team to have an ownership stake in the company by retaining a specified number of shares of our common stock. Failure to meet the share ownership guidelines is a factor considered in future compensation and management responsibility decisions.

Shares owned directly and shares underlying vested, unexercised stock options, as well as vested restricted stock units, are counted in determining whether the share ownership guidelines are met. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the executive in excess of $100,000; or

•	a specific multiple of the executive’s base salary.

The salary multiples range from one times salary for vice presidents to three times salary for our chief operating officer and chief financial officer to five times salary for our chief executive officer. As of March 1, 2006 the number of shares that the current named executive officers were required to hold under this policy were as follows: Mr. Thiry, 68,764 shares; Mr. Mello, 25,786 shares; Mr. Kelly, 3,645 shares; Mr. Usilton, 822 shares; and Mr. Schohl, 885 shares.

As of March 1, 2006, 58 of the 60 members of our management team who were subject to this policy, including all of our executive officers, met these share ownership guidelines.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

REPORT OF THE COMPENSATION COMMITTEE

REGARDING COMPENSATION

The Compensation Committee of our Board of Directors is currently composed of three independent, non-employee directors. The committee generally meets four to five times a year and the chair has frequent, informal conversations with the other members of the committee. The Compensation Committee met five times during 2005.

Compensation Objectives

We have two primary objectives in setting executive officer compensation:

•	Attract and retain outstanding leadership; and

•	Align executive compensation with the annual and long-term goals of the company, with an emphasis on variable (versus fixed) compensation tied to corporate and individual performance.

Executive Compensation

Toward the end of each fiscal year or at the beginning of the following fiscal year, our chief executive officer conducts a performance and compensation review of each other executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the Compensation Committee. Our chief executive officer also reviews his detailed quantitative and qualitative assessments of the performance of each of the other executive officers with the committee.

Philosophically, the Compensation Committee attempts to relate executive compensation to those variables over which the individual executive generally has control, as well as to the overall performance of the company. Included in the committee’s criteria for approval of recommended salary adjustments, and particularly bonuses and stock-based awards, are achievements measured against annual financial and non-financial targets set at the beginning of the fiscal year for each executive and the company as a whole. These targets were reviewed with the full Board of Directors at the beginning of the year. The financial objectives include improvements in company net operating profit, cost per treatment, operating income growth, revenue growth and capital structure. The non-financial objectives include improvements in quality of care and treatment growth, selection and implementation of improved financial, operating and clinical information systems, enhancement of management performance in attracting and retaining high-performing teammates throughout our organization, succession planning, implementation of successful public policy efforts and advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

For 2005 performance, incentive awards for executive officers included cash bonuses, stock options and restricted stock unit awards. Compensation was weighted heavily toward these variable components, with the continuing objective of shifting to more variable pay for performance.

CEO Compensation

Mr. Thiry’s compensation was initially negotiated with him when he agreed to become the chairman and chief executive officer in October 1999. His initial compensation was established in his employment agreement, and this agreement provides a framework for future compensation decisions. Within this framework, the Compensation Committee has considerable latitude in determining future salary, and in setting bonus levels and granting stock-based awards. The committee also reserves the right to pay outside the terms of this agreement when performance and other circumstances warrant and when in the best interests of stockholders.

Each year, working with an executive compensation consultant, the Compensation Committee compares the compensation of chief executive officers within a peer group of healthcare companies. This peer group is the same peer group used in the comparative performance graph set forth in this proxy statement. In the first quarter of 2006, the Compensation Committee conducted a detailed assessment of Mr. Thiry’s and the company’s performance. Mr. Thiry’s and the company’s performance was compared to the quantitative and qualitative financial, operational, strategic and other objectives that the committee had previously reviewed and approved. These assessments of Mr. Thiry’s performance, combined with the peer group comparison, formed the basis for the determination of Mr. Thiry’s cash and stock-based compensation.

Under his employment agreement, Mr. Thiry’s annual base salary was initially established at $500,000, and is subject to annual review for merit increases. Mr. Thiry’s annual base salary was increased to $800,000 for 2005. The committee has determined that Mr. Thiry’s base salary for 2006 will be increased to $950,000.

Mr. Thiry is eligible to receive a bonus each year based upon our achievement of performance goals as determined by the committee and the independent directors in accordance with the Compensation Committee charter. In March 2005, the committee determined that Mr. Thiry would be eligible for a cash bonus and restricted stock award of up to $8.5 million under the Executive Incentive Plan. The number of shares of restricted stock awarded is determined by the market price of our common stock on the date of the award. In order for Mr. Thiry to receive these awards, we had to achieve the operating income goals that the committee established for these awards in March 2005. Additionally, the committee retained the discretion, even if the performance goal was met, to reduce the foregoing awards to the extent it deems appropriate. The performance goal established for 2005 was met.

In March 2006, the committee determined that Mr. Thiry’s bonus for 2005 would include a cash award of $1,900,000 under the Executive Incentive Plan. In addition to the cash award, the committee also authorized Mr. Thiry personal travel allowances in 2006, primarily related to taxable long-distance commuting, consistent with 2005. In March 2006, the committee approved the equity-based component of Mr. Thiry’s 2005 bonus under the Executive Incentive Plan which is an award of 600,000 equity units to be allocated between options and restricted stock units; however, the allocation of these units has not yet been determined. In recommending such equity grant, the committee’s goal will be to reward Mr. Thiry commensurate with his 2005 performance, to align his incentive compensation more closely with long-term stockholder value, and to provide equity compensation competitive to that of similar-performing chief executive officers and companies in the peer group.

Long-term Incentive Compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we have adopted equity compensation plans. In approving stock option and restricted stock unit grant recommendations, the Compensation Committee considers primarily the impact the executive is expected to have on increasing stockholder value and achieving company objectives, and recent performance toward specific goals that contribute to those results. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is achieving its mission to be the provider, partner and employer of choice.

$1 Million Pay Cap

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that meets pre-established performance criteria or results from the exercise of stock options that meet established criteria. The company’s stock option plans and individual grants of stock options under these plans are structured to meet the criteria that excludes them from the $1 million limitation. The Executive Incentive Plan is designed to result in cash and stock-based awards that qualify as performance-based compensation under Section 162(m). The committee intends to structure performance-based compensation to meet the requirements of Section 162(m), including through awards under the Executive Incentive Plan, but reserves the right to pay compensation that may not be tax deductible when it believes that it would be in our best interests and those of our stockholders.

COMPENSATION COMMITTEE

John M. Nehra (Chair)

Peter T. Grauer

Richard B. Fontaine

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total returns, the Standard & Poor’s MidCap 400 Index and both our current and former peer group indices. The graph assumes that the value of an investment in our common stock and in each such index was $100.00 on December 31, 2000 and that all dividends have been reinvested. The current, or new, peer group index consists of the following companies: Apria Healthcare Group Inc., Fisher Scientific International Inc., Health Management Associates, Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Omnicare, Inc., Quest Diagnostics Incorporated, Renal Care Group, Inc., Triad Hospitals, Inc. and Universal Health Services, Inc. Also presented are the cumulative total returns for the peer group index we formerly used and that was reflected in our 2004 proxy statement. Several of the companies in our former, or old, peer group index are also included in the new peer group index. The old peer group index consisted of the following companies: Advance PCS, Inc., Apria Healthcare Group Inc., Caremark Rx, Inc., Covance Inc., Laboratory Corporation of America Holdings, Lincare Holdings Inc., Omnicare, Inc., Priority Healthcare Corporation, Quest Diagnostics Incorporated and Renal Care Group, Inc. We reevaluated the old peer group index for fiscal year 2005 in light of industry consolidation, as well as our increase in size after our acquisition of DVA Renal Healthcare, Inc.. The companies in both peer group indices are other providers of healthcare-related services which we believe are most comparable to us. Both peer group indices are weighted for the market capitalization of each company within the group.

The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF FIVE-YEAR

CUMULATIVE TOTAL RETURN AMONG DAVITA INC.,

S&P MIDCAP 400 INDEX AND PEER GROUPS

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
DaVita Inc.	$100.00	$142.80	$144.10	$227.70	$346.20	$443.60
S&P MidCap 400 Index	$100.00	$99.40	$85.00	$115.20	$134.20	$151.00
Old Peer Group	$100.00	$102.40	$85.50	$121.00	$161.00	$195.00
New Peer Group	$100.00	$94.00	$83.00	$108.70	$127.90	$139.50

Note:	Assumes an initial investment of $100.00 on December 31, 2000. Total return includes reinvestment of dividends. AdvancePCS, Inc. is included in the old peer group until February 29, 2004; AdvancePCS, Inc. was acquired in March 2004. Priority Healthcare Corporation is included in the old peer group until September 30, 2005; Priority Healthcare Corporation was acquired in October 2005.

The information contained above under the captions “Report of the Compensation Committee Regarding Compensation” and “Stock Price Performance” will not be considered “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies, Liberty RC, Inc. (Liberty) and Knickerbocker RC, Inc. (Knickerbocker) that have been incorporated in New York to acquire the health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. Until the state approves the issuance of the licenses to the companies owned by Mr. Mello, we have similar agreements with the current owners of the licenses, who have agreed to surrender the licenses to the companies owned by Mr. Mello upon state approval. We have also provided financing to Mr. Mello and Liberty, and have agreed to provide future financing to Liberty and Knickerbocker, for the future capital needs of these entities, as required by the state. In that regard, in 2005, we loaned an aggregate amount of $1,059,000 to Mr. Mello, which he immediately contributed to Liberty as additional equity capital, and $1,119,000 directly to Liberty. The interest rate on these notes is the prime rate plus 2% per annum, which as of March 31, 2006 was 9.5%. The aggregate amount outstanding under these loans as of March 31, 2006 was $2,300,584, including accrued interest. These loans were made for the sole purpose of advancing the company’s business and not for the purpose of providing any personal benefit to Mr. Mello. The proceeds of the loans may be used solely to fund the capital needs of Liberty and Knickerbocker in operating the licensed dialysis centers. Any dividends that Mr. Mello receives from Liberty or Knickerbocker must be immediately applied to the repayment of the loans. The shares of Liberty and Knickerbocker are subject to share transfer restriction agreements, under which Mr. Mello cannot transfer the shares without our consent, and we can require Mr. Mello to transfer the shares to another individual whom we designate at any time. All assets, liabilities, and operating results of Liberty and Knickerbocker are included in our consolidated financial statements.

Nancy-Ann DeParle, one of our directors, is a senior advisor to JPMorgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., which acted as an adviser to the company regarding its acquisition of DVA Renal Healthcare, Inc. and the related divestiture of certain dialysis centers and which was an initial purchaser of our senior and senior subordinated notes initially offered in March 2005, and an affiliate of JPMorgan Chase Bank, N.A., the administrative agent, collateral agent and a lender under our senior secured credit facilities which we entered into in October 2005 to finance our acquisition of DVA Renal Healthcare, Inc.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee engaged the independent registered public accountants to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2005 consolidated financial statements. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accountants their firm’s independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accountants, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Richard C. Vaughan (Chairman)

C. Raymond Larkin, Jr.

Nancy-Ann DeParle

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If you wish to present a proposal for action at the 2007 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 8, 2006 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2007 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than February 14, 2007, and no earlier than January 15, 2007.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2006 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2005 annual report is being mailed to each stockholder of record together with this proxy statement. The 2005 annual report includes our audited financial statements for the year ended December 31, 2005. Our annual report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The annual report on Form 10-K is not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Joseph Schohl
Vice President, General Counsel and
Secretary

El Segundo, California

April 7, 2006

APPENDIX A

DAVITA INC. AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities in connection with the following:

•	Monitoring (i) the integrity of the Company’s financial statements and financial reporting process (ii) systems of accounting internal controls and disclosure controls and procedures, and (iii) financial reporting legal and regulatory compliance.

•	Appointing the Company’s independent registered public accounting firm. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board of Directors.

•	Monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditing department.

•	Providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight over the independent registered public accounting firm as well as direct access to anyone in the Company. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, and other experts it deems necessary in the performance of its duties, on such terms and conditions as the Audit Committee shall determine.

The Audit Committee is not responsible for planning or conducting audits, preparing and certifying the Company’s financial statements or determining that such financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the duty of the Audit Committee to establish the specific processes to ensure compliance with laws and regulations or the Company’s Code of Ethics. This is the responsibility of management.

II.	Audit Committee Composition and Meetings

The composition of the Audit Committee shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be directors who are independent under the rules of the SEC and the NYSE. At least one member of the Audit Committee shall also serve as a member of the Compliance Committee. Audit Committee members may not, other than in their capacity as either a member of the Audit Committee or the Board of Directors, accept any consulting, advisory, or other compensatory fees from the Company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall be an Audit Committee Financial Expert under the rules of the SEC. No member of the Audit Committee shall simultaneously serve on the Audit Committee of more than three public companies unless the Board of Directors shall disclose such determination.

Audit Committee members shall be appointed by the Board. If the Committee Chair is not present for a meeting, the Committee Chair will designate the Chair for that meeting.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. A quorum for the transaction of business at any meeting of the Committee shall consist of a majority of the Committee members. Representatives of management and the independent registered public accounting firm shall attend meetings as necessary. The Audit Committee shall meet in executive session and separately with each of the following at least annually; the independent registered public accounting firm, management responsible for financial reporting and related internal control systems, the executive responsible for internal audit and the General Counsel.

The Audit Committee will report regularly to the Board of Directors and address any issues that arise with respect to the quality or integrity of the Company’s financial reporting process and related internal controls.

III.	Audit Committee Responsibilities and Duties

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Assess at least annually, the performance of the Audit Committee and each of its members with respect to the responsibilities and duties specified in this Charter.

3.	Determine the integrity of the Company’s financial reporting processes and controls through consultation with management, the independent registered public accounting firm, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent registered public accounting firm and the internal audit department together with management’s responses.

4.	Meet to review and discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements and management’s discussion and analysis included in the Company’s Form 10-K prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees under the independent registered public accounting firm professional governance standards.

5.	Meet to review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial results and disclosures prior to release of the quarterly results, including any use of “pro forma” or “adjusted” non-GAAP information. Meet to review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial statements and management’s discussion and analysis included in the Company’s Form 10-Q prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent registered public accounting firm in accordance with their professional governance standards. Review the Company’s financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be done generally. Provided that such discussions have taken place, the Committee Chair or other designated Committee member may represent the entire Audit Committee for purpose of reviewing specific earnings releases and specific instances of guidance.

6.	Resolve any disagreement between management and the independent registered public accounting firm regarding financial reporting matters. Engage outside accounting, legal, or other experts as deemed appropriate to resolve such disagreement.

7.

Review the qualifications, independence and performance of the independent registered public accounting firm including the lead audit partner annually, including review of the independent registered public accounting firm’s internal quality control procedures, any material issues raised in the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps to deal with any such issues, and all relationships between the independent registered public accounting firm and the Company. Discharge the independent registered public accounting firm and appoint a new independent registered public accounting firm when circumstances warrant. Approve the fees to be paid to the independent registered public accounting firm, and review all significant relationships they have with the Company or other matters that could bear on the firm’s independence.

8.	Approve all work to be performed by, and compensation paid to, the independent registered public accounting firm prior to engagement, ensuring that such work does not violate regulatory restrictions. Authority for approval may be delegated to an individual Audit Committee member. The full Audit Committee will review at each regularly scheduled meeting a summary of services performed by the independent registered public accounting firm and the associated compensation.

9.	Review the independent registered public accounting firm’s audit plan including scope considerations, staffing, and reliance upon internal audit.

10.	Ensure that the chief internal audit executive has direct access to the Audit Committee and is accountable to the Committee.

11.	Review the appointment, reassignment or dismissal and compensation of the chief internal audit executive.

12.	Review the scope and effectiveness of the Company’s internal audit function including responsibilities, budget and staffing.

13.	Review with the chief internal audit executive the annual internal audit plan, deviations from the original plan, results of completed audits, status of outstanding audit recommendations and any restrictions on the scope of work or access to required information.

14.	Review with the Company’s counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies.

15.	Review controls over and activities regarding related party transactions and potential conflicts of interests concerning directors and officers at least annually.

16.	Prepare reports to shareholders as required by the SEC.

17.	Establish a process and procedures whereby employees may confidentially report concerns regarding the Company’s accounting, internal accounting controls or auditing matters, and ensure that employees making such reports are protected from retaliation.

18.	Establish clear hiring policies for hiring individuals associated with the independent registered public accounting firm.

19.	Perform any other activities consistent with this Charter, the Company’s by-laws and applicable laws as the Audit Committee or the Board deems necessary or appropriate.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2006

TO OUR STOCKHOLDERS:

We will hold our 2006 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Monday, May 15, 2006 at 4:30 p.m., Pacific time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

1.	To elect eight directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006; and

3.	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 23, 2006 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2005 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl Vice President, General Counsel and Secretary

El Segundo, California

April 7, 2006

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DAVITA INC.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry or Joseph Schohl or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 4:30 p.m., Pacific time, on May 15, 2006 at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated April 7, 2006 is hereby acknowledged.

To include any comments, please mark this box.	☐	DAVITA INC. P.O. BOX 11308 NEW YORK, N.Y. 10203-0308

ê    DETACH PROXY CARD HERE    ê

☐

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Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.							The Board of Directors recommends a vote FOR Proposal 2.

1. Election of Directors								FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006.	☐	☐	☐

Nominees:	Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, M.D., Kent J. Thiry, Richard C. Vaughan					3.	Such other business as may properly come before the meeting or any adjournment thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions							To change your address, please mark this box and indicate any changes.			☐

							SCAN LINE

							Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

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Date         Share Owner sign here                     Co-Owner sign here